UNITED STATES SECURITIES AND EXCHANGE COMMISSION washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

August 30, 2011

Date of report (date of earliest event reported)

STEINER LEISURE LIMITED
(Exact name of registrant as specified in its charter)

Commonwealth of The Bahamas
(State or other jurisdiction of incorporation)

0-28972	98-0164731
(Commission File Number)	(IRS Employer Identification No.)

Suite 104A, Saffrey Square
P.O. Box N-9306
Nassau, The Bahamas	Not Applicable
(Address of principal executive offices)	(Zip Code)

(242) 356-0006
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  The compensation committee (the "Committee") of the board of directors of Steiner Leisure Limited (the "Company") approved a new employment agreement (the "New Employment Agreement") with Sean Harrington, Managing Director of the Company's Elemis Limited subsidiary ("Elemis").

The New Employment Agreement was executed by Elemis and Mr. Harrington on August 30, 2011 and is effective as of January 1, 2011. The New Employment Agreement has an initial term of one year ending December 31, 2011 and will continue unless and until either party elects to provide a notice of termination. Among other things, the New Employment Agreement also provides for:

    A base salary in the amount of UK pound sterling 237,175 which will be subject to review and possible increase each year in the discretion of the Board.
    The opportunity to earn an annual incentive bonus based on performance criteria approved annually by the Compensation Committee in its sole discretion. The incentive bonus can range from 25% to 100% of Mr. Harrington's then current base salary target bonus, depending on the extent to which the performance criteria are met, with a target incentive bonus equal to 50% of his then current base salary.
    The right to be granted equity awards from time to time as determined by the Committee, including specified annual equity grants as specified by the Committee. Mr. Harrington received 15,000 restricted share units on the date of the New Employment Agreement, one-third of which restricted share units vest on each of the first three anniversaries of the date of grant.
    Certain payments in the event of Mr. Harrington's death, disability, termination by Elemis without cause or termination by Mr. Harrington for good reason (as defined in the New Employment Agreement). Among other benefits, for termination by Elemis without cause, or by Mr. Harrington for good reason, in the event applicable performance criteria are attained, Mr. Harrington would be paid a lump sum amount equal to his then base salary plus Mr. Harrington's Incentive Bonus that would have been payable to Mr. Harrington for the year during which such termination occurred. The New Employment Agreement also provides for a "double trigger" severance payment, in the event of a termination by Elemis without cause or by Mr. Harrington for good reason within two years following a change in control of Elemis, of a lump sum equal to nine months (or ten months if the termination is by Mr. Harrington) of his then base salary plus the target bonus amount.
    Restrictions on Mr. Harrington's use of confidential information of Elemis and on competitive activities by Mr. Harrington during and after the term of the New Employment Agreement.

The above summary of the New Employment Agreement is qualified in its entirety by reference to the New Employment Agreement, a copy of which is attached hereto as Exhibit 10.34 and incorporated herein by reference.

Item 9.01.  Financial Statement and Exhibits

(d)  Exhibits
Exhibit Number	Description

10.34	Employment Agreement dated August 30, 2011 between Elemis Limited and Sean Harrington.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEINER LEISURE LIMITED

Date: August 31, 2011	/s/ Leonard I. Fluxman
Leonard I. Fluxman
President and Chief Executive Officer